Exhibit 99.2

CONSENT OF SCALAR, LLC

We hereby consent to the inclusion of our opinion letter, dated January 25, 2021, to the Special Committee of the Board of Directors of CMRII as Annex B to the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission today and any amendments thereto and the references to our firm and our opinion, including the quotation or summarization of such opinion in such Registration Statement and any amendments thereto, under the headings “SUMMARY – Opinion of  CMRII Special Committee’s Financial Advisor,”“THE CMRII MERGER – Recommendation of the CMRII Board and Its Reasons for the CMRII Merger,” “THE CMRII MERGER – Opinion of CMRII Special Committee’s Financial Advisor” and “THE CMRII MERGER – Summary of Financial Analysis of Scalar”.  Our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: April 16, 2021

/s/ Scalar, LLC
SCALAR, LLC